UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:

May 21, 2008

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6470 Sycamore Court North, Maple Grove, Minnesota	55369
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2008, the Company’s Board of Directors adopted the Senior Management Litigation Incentive Plan (“Plan”), which was approved by the shareholders at the Annual Shareholders’ Meeting on May 21, 2008. The purpose of the Plan is to encourage senior management to remain with the Company and use their best efforts to achieve favorable results for the Company in the litigation between the Company and News America Marketing In-Store, Inc. and Albertson’s, Inc. (“Litigation”). The Board believes that giving senior management the opportunity to earn incentive compensation if the Company achieves favorable results in the Litigation will motivate senior management to use their best efforts to achieve those results, which will benefit the Company and the shareholders.

Incentive compensation is payable under the Plan only if the Company receives a “Recovery” in the Litigation in excess of $10,000,000. The term “Recovery” is defined in the Plan as all cash payments received by the Company in the Litigation, minus any contingent attorney’s fees payable to any of the law firms representing the Company in the Litigation.

Administration of the Plan

The Plan will be administered by the Company’s Compensation Committee, which will have the authority to determine the eligibility of employees for benefits, to make allocations under the Plan, calculate amounts payable under the Plan, and construe and interpret the Plan. The members of the Compensation Committee are not eligible to receive benefits under the Plan.

Eligibility and Participation for the Plan

The employees eligible to participate in the Plan are members of senior management of the Company who are designated by the Compensation Committee as a participant. If a participant’s employment with the Company is terminated before a Recovery due to voluntary resignation or by the Company for cause, his or her participation in the Plan will automatically terminate. In the case of termination prior to Recovery because of death, disability or by the Company without cause, the Compensation Committee will determine whether the participant shall continue to participate in the Plan and at what level.

If a participant’s employment with the Company is terminated after a Recovery due to voluntary resignation or by the Company with cause, his or her right to receive any future payments under the Plan will automatically terminate. Termination of a participant’s employment after a Recovery for any other reason will not affect his or her right to continue as a participant in the Plan and receive payments.

Payments Under the Plan

The total amount payable to all participants under the Plan will be 5% of total Recoveries over $10,000,000. The Compensation Committee will allocate the 5% among the members of senior management after consultation with the Chief Executive Officer.

The Compensation Committee will calculate the amount payable to each participant as soon as administratively feasible after the Company first receives Recoveries over $10,000,000. The amount payable to each participant will be paid in four equal installments, with the first installment payable within 60 days after the calculation is completed, and the remaining three installments payable, without interest, on each of the three succeeding anniversaries of the first payment. The Board expects that making the payments in installments over three years will create a strong incentive for the participants to remain with the Company until all of their payments have been received, because participants must generally remain employed through the date of each payment to receive the payment.

Duration of Plan

The Plan became effective on May 21, 2008, the date it was approved by the shareholders and will continue in effect until all Recoveries have been obtained and all amounts payable under the Plan have been paid in full, or until earlier terminated by the Board of Directors.

Amendment and Termination

The Plan may be amended by the Board of Directors at any time, except that no amendment may increase the maximum amount payable without shareholder approval. The Plan may also be terminated by the Board at any time. No amendment or termination can eliminate or reduce any amount then quantifiable and payable to any participant.

Binding Effect

The Plan is binding upon the successors and assigns of the Company. In addition, if the Company becomes a party to a transaction which results in resolution or termination of the Litigation without the payment of any Recovery to the Company, but at a time that the Company has reasonable prospects of receiving a Recovery, the Compensation Committee may take any action it deems necessary to pay benefits to the participants equivalent to the benefits the participants would have received if the Company had received the Recovery, and that are fair and reasonable under the circumstances.

Tax Treatment

Payments to participants will be considered compensation and taxable to the participants as ordinary income. The Company is entitled to deduct the payments as ordinary and necessary business expenses, except that no payment to any participant in any year in excess of $1,000,000 will be deductible.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Senior Management Litigation Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)
Date: May 23, 2008	By	/s/ Scott F. Drill
Scott F. Drill, President and Chief Executive Officer